                                                                    Exhibit 99.1

          NovaStar Financial, Inc. Cancels Shareholder Rights Offering

   Company further curtails lending and focuses on managing current portfolio

KANSAS CITY, Mo. - September 4, 2007 - NovaStar Financial,  Inc.  (NYSE:NFI),  a
residential lender and mortgage  portfolio manager,  today announced the Company does not intend to proceed with its previously  announced  offering of rights to purchase  $101,175,000  in shares of its 9.00% Series D-2 Mandatory  Convertible
Preferred  Stock.  The Series D-2  Preferred  Stock was to be  convertible  into shares of NovaStar's common stock at an initial common stock conversion price of
$28.00 per share.  As previously  announced,  NovaStar had agreed to conduct the rights offering in connection with its sale of $48.8 million of its 9.00% Series
D-1  Preferred   Stock  to  affiliates  of  MassMutual   Capital   Partners  LLC
("MassMutual")   and  funds  managed  by  Jefferies   Capital  Partners  IV  LLC
("Jefferies").  In  connection  with that  purchase,  MassMutual  and  Jefferies entered into a standby purchase agreement with NovaStar, in which MassMutual and
Jefferies  committed,  subject to certain conditions,  to purchase any shares of
Series D-2 Preferred Stock not subscribed for in the rights offering.

NovaStar  canceled  plans for the rights  offering  because  there were  certain conditions that management  believed the company would not be able to satisfy in the current  environment in connection with a requirement to file a registration statement  relating to the rights  offering  with the  Securities  and  Exchange
Commission no later than August 30, 2007.

As  disclosed  in  NovaStar's  Form 10-Q for the  quarter  ended June 30,  2007, several  conditions  and events have  adversely  impacted the subprime  mortgage industry and NovaStar's  operations,  liquidity and financial  condition  during
2007.  Subsequent  to the  filing of that  report  additional  events  have also occurred which further impacted NovaStar's  operations,  liquidity and financial condition.  For example,  as previously  disclosed,  Moody's  Investor  Services downgraded  NovaStar  Mortgage,  Inc.'s  servicer  quality rating and additional concerns have developed  about  NovaStar's  ability to remain in compliance with certain covenants contained in its financing agreements.  Further, on August 20,
2007,  motions for a judgment  notwithstanding  the verdict and a new trial were
denied  in  the  previously   disclosed  California  case  in  which  NovaStar's
subsidiary,  NovaStar Home Mortgage,  Inc., had a $46.1 million judgment entered against it. Further,  due to the overall  deterioration in the subprime mortgage industry and the secondary  capital  markets for subprime  mortgage loans during
2007  NovaStar  made the  decision to suspend  its  wholesale  originations  and curtail its retail originations to preserve liquidity.

In view of the impact to the Company of the items  discussed  above,  Deloitte &
Touche LLP, NovaStar's  independent auditors  ("Deloitte"),  advised NovaStar in the last  week of  August  2007 that it was not  willing  to issue a consent  or otherwise be associated with the rights offering unless the Company reissued its
2006  financial  statements  to include  footnote  disclosures  regarding  these matters. In addition, Deloitte further advised NovaStar that its reissued report on such financial statements would include an

explanatory paragraph about the uncertainty of NovaStar's ability to continue as a "going concern".

NovaStar determined that work necessary for the reissuance of its 2006 financial statements and the reissuance of Deloitte's  audit report would not be completed by August 30, 2007, and  MassMutual  and Jefferies  indicated that they were not willing to waive or extend this requirement of the standby  purchase  agreement.
As a  result  and  given  market  conditions  and the  current  market  price of
NovaStar's  common  stock,  NovaStar  decided  it was in the best  interests  of shareholders not to spend the resources to pursue the offering.

In light of these  developments  and in response  to the ongoing  turmoil in the subprime mortgage  industry,  NovaStar announced that it will take several steps to restructure the company's overall operations.  As part of this restructuring,
NovaStar will take the following actions:

•    NovaStar's  organization  will focus  primarily on managing  the  company's portfolio of securitized residential loans, which totaled $15.45 billion as of June 30, 2007, and mortgage securities.
•    NovaStar  will  sharply  reduce  retail,  or  direct-to-consumer,  mortgage activity.  The  company  is  taking  steps to  reduce  its  retail  lending organization from  approximately 400 employees to about 125 employees.  The company  will close 12 retail  origination  offices,  concentrating  retail activities in four offices,  including  processing  centers in Kansas City,
     MO, and Columbia,  MD. Subject to completion of necessary legal notices and requirements, implementation will begin immediately and conclude during the fourth  quarter of 2007.  The retail  organization  will make  loans,  on a limited basis, either as a broker or to sell the loans. NovaStar expects to
     have  approximately  600  employees,   overall,  after  this  reduction  in
     workforce.  The company's  servicing  organization  was not affected by the reduction.
•    As announced on August 17, 2007, NovaStar has suspended new lending through the wholesale channel. The company intends to re-evaluate whether to resume its wholesale  origination  business or expand its retail mortgage business in the future, depending on market conditions.
•    NovaStar intends to continue to meet loan commitments already outstanding.
•    The  company  intends to continue  to service  loans for more than  100,000 homeowners.  NovaStar  plans to  evaluate  strategic  alternatives  for its servicing  organization.  Because new loans will not be originated  for the portfolio,  the company will look at  opportunities to partner or otherwise maximize  the  value of its  servicing  group,  whose  dedicated  staff and innovative  approaches  have been a competitive  strength.  NovaStar cannot predict the outcome of that process at this point.

Scott Hartman,  Chairman and Chief Executive Officer,  commented:  "With today's actions,  we are pulling back to focus on NovaStar's core strengths and preserve liquidity.  Over the years we have generated  economic value  primarily  through managing our portfolio to generate net interest  income while  mitigating  risks and accessing capital in the secondary market. In better times for the industry, operating a sizeable mortgage

banking  business to feed loans into the portfolio made strategic sense. But the secondary  market  has  deteriorated  substantially,  so we  are  modifying  our business  model  and  further  reducing  costs for this  difficult  environment.
Suspending  wholesale  lending and  shrinking  the retail  operation are painful decisions,  but we believe it is best, at this point,  to concentrate on serving our current  customers  and managing our  portfolio  for the benefit of NovaStar shareholders."

Lance Anderson,  President and Chief Operating  Officer,  commented:  "We expect significantly  lower loan originations in the second half of 2007, and we intend to proceed  cautiously  until we see signs of improvement  from this  distressed phase of the mortgage  cycle.  The size of NovaStar's  portfolio of  securitized residential  loans can be  expected  to  decline  gradually  as older  loans and securities mature and are not replaced with new mortgage assets.  Our goal is to preserve and maximize the value of the portfolio  through this difficult  period for the  industry,  and we will  continue to evaluate  developments  closely and consider all necessary or appropriate changes or strategies."

In  connection  with  the  reduction  in the  retail  organization's  workforce,
NovaStar  expects to incur a pre-tax  charge to earnings  relating to  severance costs,  contract termination costs, and plant,  property and equipment.  Amounts are to be determined.

About NovaStar

NovaStar  Financial,  Inc.  (NYSE:  NFI) is a  specialty  finance  company  that
originates,   purchases,   securitizes,   sells   and   invests   in  loans  and
mortgage-backed  securities.  The Company  also  services a large  portfolio  of residential loans. NovaStar is headquartered in Kansas City, Missouri.

For more information, please reference our website at www.novastarmortgage.com.

This Press Release  contains  forward-looking  statements  within the meaning of
Section  21E of the  Securities  Exchange  Act of 1934,  as  amended,  regarding management's beliefs, estimates,  projections,  and assumptions with respect to, among other things,  our future  operations,  business plans and strategies,  as well as industry  and market  conditions,  all of which are subject to change at any time without notice. Actual results and operations for any future period may vary  materially  from  those  projected  herein  and from  past  results.  Some important  factors that could cause  actual  results to differ  materially  from those anticipated include: our ability to manage and operate our business during this  difficult  period for the subprime  industry;  our ability to  effectively manage our portfolio in light of recent changes to our business and the subprime industry;  our  ability  to  continue  as a "going  concern";  the effect of our inability to consummate our recently announced  transactions with MassMutual and
Jefferies;  our  ability  to  generate  and  maintain  sufficient  liquidity  on favorable terms;  our ability to obtain necessary  waivers of, or amendments to, covenants  contained  in our  financing  agreements,  our  ability to complete a transaction  to  maximize  the value of our  servicing  group;  our  ability  to recommence  our  wholesale  business  or expand  our retail  business  if market conditions improve;  the size,  frequency and structure of our  securitizations;
our ability to originate

and sell  loans  at a  profit  and  under  favorable  terms  under  the  current circumstances;  impairments on our mortgage  assets;  increases in prepayment or default rates on our mortgage assets; increases in loan repurchase requests; our ability to use our net loss  carryforwards  and net unrealized  built-in losses;
changes in the types of products we offer;  inability of potential  borrowers to meet our underwriting  guidelines;  changes in assumptions  regarding  estimated loan  losses and fair  value  amounts;  our  ability  to  improve  and  maintain effective internal control over financial  reporting and disclosure controls and procedures  in the  future;  our ability to operate  effectively  with a reduced workforce;  finalization  of the amount and terms of any  severance  provided to terminated  employees;  finalization of the accounting  impact of our previously announced  reductions  in  workforce;  events  impacting  the subprime  mortgage industry in general,  including  events  impacting our competitors and liquidity available  to the  industry;  the  initiation  of margin  calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies;  our ability to generate acceptable  origination volume while maintaining an acceptable level of overhead;  residential  property values;  our continued status as a REIT and our compliance  with  laws  and  regulations  applicable  to  REITs;  interest  rate fluctuations  on our assets  that differ  from our  liabilities;  our ability to acquire  mortgage  insurance  at  favorable  prices or at all;  the  outcome  of
litigation   or   regulatory   actions   pending   against  us  or  other  legal
contingencies, including the outcome of the California case discussed above; our compliance  with  applicable  local,  state and federal laws and  regulations or opinions  of counsel  relating  thereto  and the  impact of new local,  state or federal  legislation or regulations or opinions of counsel  relating  thereto or court  decisions  on our  operations;  our  ability  to adapt  to and  implement technological  changes;  compliance  with  new  accounting  pronouncements;  our ability  to  successfully  integrate  acquired  businesses  or  assets  with our existing business; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our Annual
Report on Form 10-K for the year ended December 31, 2006, our quarterly  reports on Form 10-Q for the periods  ending  March 31, 2007,  and June 30, 2007.  Other factors not presently  identified may also cause actual results to differ. Words such as "believe," "expect," "anticipate," "promise," "plan," "intend" and other expressions or words of similar meanings, as well as future or conditional verbs such as "will," "would,"  "should,"  "could," or "may" are generally intended to identify  forward-looking  statements.  This press release speaks only as of its date and we expressly disclaim any duty to update the information herein.

Media Relations Contact
Richard M. Johnson
913.649.8885

Investor Relations Contact
Jeffrey A. Gentle
816.237.7424